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                                                                    EXHIBIT 23.5

                        CONSENT OF DELOITTE & TOUCHE LLP


We consent to the use in Amendment No. 1 to Registration Statement No. 333-73600 of Loral CyberStar, Inc. (a wholly owned subsidiary of Loral Space & Communications Ltd.) and Loral Space & Communications Ltd. (a Bermuda company) on Form S-4 of our report with respect to the financial statements of Loral Asia Pacific Satellite (HK) Limited as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and the period from August 6, 1999 (inception) to December 31, 1999, appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

San Jose, California

November 20, 2001